EXHIBIT 10.32

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 29, 2004, by and between eSpeed, Inc., a Delaware corporation, with offices at 135 E. 57th Street, New York, New York 10022, together with its successors and permitted assigns (collectively, "eSpeed"), and Paul Saltzman, residing at 80 Sulgrave Road, Scarsdale, N.Y. 10583 ("Employee").

eSpeed and Employee desire to enter into an employment agreement ("Agreement"), on the terms and conditions set forth below, to provide for the employment of Employee for the term herein specified. In order to induce Employee to enter into this Agreement, simultaneously herewith, Employee is entering into an agreement with Cantor Fitzgerald L.P. ("Cantor Fitzgerald") (such agreement, as it may be amended from time to time, is referred to as the "CF Agreement"). In consideration of the mutual agreements set forth below and the agreements set forth in the CF Agreement, eSpeed and Employee therefore agree:

Section 1.    Employment and Term.

eSpeed hereby agrees to employ Employee, and Employee hereby agrees to serve, on the terms and conditions set forth in this Agreement, as the Chief Operating Officer and Executive Vice President of eSpeed with the duties set forth in Section 2, for a term beginning on or about May 24, 2004 (the "Start Date") and ending December 31, 2006, unless earlier terminated as specified in Section 4 below (the "Term of Employment"). Nothing contained in this paragraph shall limit eSpeed's right to terminate Employee under Section 4.

Section 2.    Duties.

Employee agrees that during the Term of Employment, Employee will perform such duties and assignments relating to the business of eSpeed and any entity whether now existing or hereafter arising that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with eSpeed (each such entity, an "Affiliate"), as the CEO of eSpeed shall direct that are generally incident to and commensurate with, Employee's position as Chief Operating Officer and Executive Vice President of eSpeed. Employee will report directly and exclusively to the CEO of eSpeed. During the Term of Employment, Employee shall, except during customary vacation periods and periods of illness, devote all of Employee's business time, attention and energies to the performance of Employee's duties and to the business and affairs of eSpeed and its Affiliates and to promoting the best interests of eSpeed and its Affiliates, and Employee shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests. eSpeed retains the right to provide Employee with alternative work commensurate with the work Employee may be asked to normally perform under this Agreement.

Section 3.    Compensation During the Term of Employment.

eSpeed shall pay to Employee compensation as follows:

(a)    Employee shall receive an annual base salary of $500,000 per annum, payable semi-monthly in accordance with eSpeed's then current payroll practices.

(b)    Employee shall be paid an annual bonus of $300,000 in each of 2004, 2005 and 2006. This bonus is payable on or about December 15 of each such fiscal year in accordance with eSpeed's then current payroll practices, provided, Employee has not given notice of resignation or been terminated for Cause (as defined herein) on or before such payment date, as the case may be. Subject to the foregoing, Employee's bonus payment in 2004 shall be $300,000 (notwithstanding that Employee has not been employed by eSpeed since the beginning of 2004).

(c)    Employee shall also receive, as soon as practical following the execution of this Agreement by both parties, options to purchase 200,000 shares of Class A Common Stock of eSpeed in accordance with the terms of the eSpeed, Inc. 1999 Long Term Incentive Plan and the Option Agreement in the form attached hereto as Exhibit A (the "Option Agreement"). Employee shall also receive, as soon as practical following the Start Date, a signing bonus of $50,000; provided, however, in the event Employee has given notice of resignation or has been terminated for Cause before December 31, 2006, Employee shall return this amount to eSpeed.

(d)    Employee shall be entitled each year to participate in such employee benefit plans and programs as eSpeed may from time to time offer to employees of eSpeed as well as to all employee benefit plans and programs provided to other Executive Vice Presidents of eSpeed. Employee will also be entitled to a vacation or vacations in accordance with the policies of eSpeed as determined by the management of eSpeed from time to time, provided that Employee shall receive no less vacation time than the other Executive Vice Presidents of eSpeed. eSpeed shall not pay Employee any additional compensation for any vacation time not used by Employee, other than as required by law.

(e)    All compensation shall be subject to applicable withholding and other applicable taxes. Employee further agrees (i) that any sums then due and payable to eSpeed (or any of its Affiliate) by Employee may be deducted from Employee's paychecks (or any bonus checks) in amounts that are in accordance with applicable law and (ii) that any sums then due and payable to American Express under Employee's American Express Corporate Charge Card that are 90 days past due for payment and are not subject to payment or reimbursement by eSpeed in accordance with Section 9 of this Agreement may be deducted by eSpeed from Employee's paycheck (or any bonus checks) in amounts that are in accordance with applicable law and make payments to American Express on Employee's behalf and (iii) that any sums then due and payable to American Express under Employee's American Express Corporate Charge Card and are not subject to payment or reimbursement by eSpeed in accordance with Section 9 of this Agreement upon the termination of Employee's employment (for whatever reason) may be deducted by eSpeed from any outstanding paycheck in amounts that are in accordance with applicable law and make payments to American Express on Employee's behalf.

(f)    Employee agrees that any travel and entertainment expense that is incurred by Employee in violation of Section 9 of this Agreement may be offset against Employee's bonus payment or salary at eSpeed's discretion.

(g)    Except in the event of termination of this Agreement by eSpeed without Cause, all compensation shall be earned and payable only if Employee is employed by eSpeed or an Affiliate at the time payment is made. Employee agrees that any compensation paid to Employee subsequent to the termination of Employee's employment with eSpeed shall only be paid upon execution by Employee of a general unconditional release in favor of eSpeed in a form reasonably satisfactory to eSpeed. Any such release will not release eSpeed from any indemnification rights Employee may have under the Delaware General Corporations Law or pursuant to the Certificate of Incorporation or Bylaws of eSpeed, or its Affiliates, where applicable.

Section 4.    Termination.

(a)    During the Term of Employment, eSpeed may terminate this Agreement with Employee for Cause and notice of such termination shall be delivered to Employee. For the purposes hereof, "Cause" means Employee's (i) nonperformance or breach by Employee of any of the provisions of Section 5 of this Agreement, and with respect to provisions of this Agreement other than those contained in Section 5, material nonperformance or material breach by Employee which is not cured within 30 days after receipt by Employee of written notice thereof from eSpeed, (ii) conviction of a felony under U.S. Federal, state or local laws or any applicable foreign laws (including any pleas of nolo contendere), (iii) serious misconduct in connection with or affecting the business of eSpeed or any Affiliate which is not cured within 30 days after receipt by Employee of written notice thereof from eSpeed, (iv) serious neglect or gross negligence in performing Employee's duties hereunder which is not cured within 30 days after receipt by Employee of written notice thereof from eSpeed, (v) failure to perform Employee's duties hereunder after delivery to Employee by eSpeed or an entity owned or controlled by eSpeed of written notice identifying the duties not being performed by Employee, which failure may include the loss for a period of thirty (30) days during any calendar year of any regulatory approvals or licenses necessary to perform Employee's duties, and which failure is not cured within 30 days after receipt by Employee of written notice thereof from eSpeed, (vi) violation by Employee or Employee aiding and abetting any violation by another, as reasonably determined by eSpeed, of any law, order, rule or regulation pertaining to Employee, or eSpeed or its affiliates including, among others, the rules, regulations and by laws of the National Association of Securities Dealers and the New York Stock Exchange, (vii) illegal drug use by Employee, or (viii) request for reimbursement of expenses not actually incurred by Employee and/or not in accordance with Section 9 hereof, or knowingly assisting others in such efforts.

(b)    If in eSpeed's judgment during the Term of Employment, by reason of physical or mental disability, Employee is incapable of performing the essential functions of his position, with or without reasonable accommodation for a period of 60 out of 180 consecutive days, eSpeed at its option may thereafter terminate this Agreement with Employee and notice of such termination may be sent to Employee. If Employee shall die during the Term of Employment, the Term of Employment shall automatically terminate; in the event of such death, or if eSpeed terminates the Term of Employment pursuant to this Section, eSpeed shall pay to Employee or to Employee's legal representatives, or in accordance with a direction given by Employee to eSpeed in writing, Employee's compensation to the date on which such death or termination for disability occurs.

(c)    In the event Employee is terminated for Cause or because of disability, he will resign from any officer and/or director positions with eSpeed and its Affiliates he may hold.

Section 5.	Non-Competition; Non-Disclosure; Non-Solicitation; Non-Disparagement

(a)    During the term of his employment hereunder, Employee shall not, (i) directly or indirectly, or by action in concert with others, solicit, induce, or influence, or attempt to solicit, induce or influence, any other employee or consultant of eSpeed or any Affiliate to engage in any Competing Business (as hereinafter defined) or otherwise enter into a Competing Business with any such person, (ii) solicit any of the customers of eSpeed or any Affiliate (or any of their employees), induce such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, eSpeed or any Affiliate, (iii) do business with any person who was a customer of eSpeed or any Affiliate during the twelve-month period prior to the date of termination of Employee's employment hereunder if such business would constitute a Competing Business, (iv) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business, directly competing with the business of eSpeed or of any Affiliate, whether such engagement shall be an as officer, director, owner, employee, partner, consultant, affiliate or other participant in any Competing Business or (v) assist others in engaging in any Competing Business in the manner described in the foregoing clause (iv). An activity shall be deemed to be a "Competing Business" if it (i) involves the conduct of the wholesale or institutional brokerage business, (ii) consists of marketing, manipulating or distributing financial price information of a type supplied by eSpeed or any Affiliate to information distribution services or (iii) competes with any other business conducted by eSpeed or any Affiliate, or eSpeed or such Affiliate took substantial steps in anticipation of commencing such business. Notwithstanding any other provisions herein, nothing in this Agreement shall prohibit Employee from acquiring or owning in accordance with eSpeed's policies and procedures regarding personal securities transactions, less than 1% of the outstanding securities of any mutual fund or any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market or any partnership interests of Cantor Fitzgerald, L.P.

(b)    Employee acknowledges that during the Term of Employment he will have access to and become acquainted with eSpeed's confidential records. Employee hereby covenants and agrees that during the Term of Employment and thereafter, Employee shall keep strictly confidential all nonpublic information which Employee presently possesses or which Employee may obtain during the course of Employee's employment or any consulting arrangement with eSpeed with respect to its client information, trade secrets, copyrights, patents, trademarks, service marks, source code, business practices, finances, developments, affairs, records, data, formulae, documents, intangible rights, other intellectual property and other confidential information (collectively, "Confidential Information") of eSpeed or any of its Affiliates, or information about eSpeed or any Affiliate not generally known to the public and not disclose the same, directly or indirectly, to any other person, firm or corporation or utilize the same, except (i) as required by law, (ii) to enforce his rights under this Agreement or any other agreement with eSpeed or its Affiliates or (iii) solely in the course of performing his duties on behalf of eSpeed and its Affiliates pursuant to this Agreement. All Confidential Information relating to the business of eSpeed and its Affiliates which Employee shall develop, conceive, produce, prepare, use, construct or observe during the Term of Employment shall be and remain the sole property of eSpeed or the relevant Affiliate. Employee further agrees that upon the termination of Employee's employment (irrespective of the time, manner or cause of termination), Employee will surrender and deliver to eSpeed all written Confidential Information in his possession or control, including but not limited to work papers, memoranda, lists, books, records and data of every kind, as well as any copies thereof, relating to or in connection with eSpeed's and its Affiliates' Confidential Information and business. It is understood and agreed that Employee may be required to disclose Confidential Information pursuant to subpoena, other court process, at the direction of governmental or self-regulatory agencies (including the National Association of Securities Dealers, Inc. or the Securities and Exchange Commission) or otherwise as required by law.

(c)    During the Term of Employment and for a period of three (3) years after the termination of his employment, for any reason whatsoever, Employee shall not, alone, or with others, directly or indirectly, solicit (other than, solely with respect to any period of time after the Term of Employment, a general solicitation for employment not targeted at employees of eSpeed or its Affiliates), hire or retain for Employee's benefit or the benefit of any person or organization other than eSpeed and its Affiliates, the employment or other services of any individual employed by eSpeed or any Affiliate at the time of such termination or within six months prior thereto. Notwithstanding anything to the contrary contained herein, Employee shall not be deemed to have violated this Section 5(c) if an employee or former employee of eSpeed or its affiliates is solicited or hired by any person or organization for which Employee is employed or retained as a consultant or in which Employee owns stock or other equity interests, so long as Employee was not involved, directly or indirectly in any way whatsoever, in the solicitation, hiring or retention of such employee or former employee.

(d)    Employee recognizes that he is being placed in a position of trust and confidence and as such will not during the Term of Employment or thereafter defame, disparage (except to the extent necessary to enforce his rights), libel or slander eSpeed or its Affiliates in any way, nor will eSpeed or its Affiliates defame, disparage (except to the extent necessary to enforce its rights, or any statements made pursuant to law or regulation, including Regulation FD), libel or slander Employee, and Employee will not during the Term of Employment or thereafter contact, respond to any request from or in any way discuss, criticize, defame, disparage, libel or slander eSpeed or its Affiliates, employees, agent to the media (print, television, or otherwise, whether on or off the record).

Section 6.    Other Employee Obligations.

(a)    In order to retain and enhance eSpeed's standing and integrity at the forefront of the business community, the business conduct of Employee must be totally professional and Employee must at all times observe appropriate standards of politeness and courtesy in Employee's behavior both with the public and with colleagues. Employee is required to well and faithfully serve eSpeed and to the best of Employee's ability use Employee's best endeavors at all times to promote the development of eSpeed's business and reputation.

(b)    Employee must maintain the highest standards of honesty and fair dealing in Employee's work for eSpeed and any Affiliate. Great importance is attached to the observance of eSpeed's policies and procedures as expressed in any personnel or compliance manual (copies of which have previously been provided to Employee), all Federal and State laws and regulations (or if applicable, those of a foreign jurisdiction) and the rules of the National Association of Securities Dealers, Inc. or any other applicable self-regulatory organization. Material breach of any of these obligations may be regarded as misconduct and may result in dismissal for Cause pursuant to Section 4(a) of this Agreement.

(c)    If at any time during the term of his employment hereunder Employee is, directly or indirectly, approached or solicited by a third party, with a view to or with the intention of taking up employment or entering into some other business relationship, whether directly or indirectly, with that of any other party which is involved in a business which is competitive with the current or then contemplated business of eSpeed or any Affiliate, as known to Employee, Employee shall disclose that fact immediately in writing to the CEO of eSpeed. Moreover, during the term of his employment hereunder, Employee shall not, directly or indirectly, solicit, encourage the solicitation of, or discuss employment or entering into a business relationship, whether directly or indirectly with a party which is involved in a business which is competitive with the current or then contemplated business of eSpeed or any Affiliate, as known to Employee.

(d)    During the term of his employment hereunder, Employee shall not, without the written consent of eSpeed, enter into an agreement, whether oral, written or otherwise, with any person, firm or corporation providing for Employee's future employment by such or any other person, firm or corporation.

Section 7.    Injunctive Relief

The parties acknowledge that in the event of a breach or a threatened breach by Employee of any of Employee's obligations under this Agreement or by eSpeed of any of eSpeed's obligations under Section 5(d) hereof, eSpeed and its Affiliates or Employee, as the case may be, will not have an adequate remedy at law. Accordingly, and notwithstanding Section 8 hereof, in the event of any such breach or threatened breach by Employee, or eSpeed, as the case may be, eSpeed and its Affiliates or Employee, as the case may be, shall be entitled to specific performance of the applicable provisions of this Agreement or such equitable and injunctive relief, without proof of special damages or the posting of any bond or other security, as may be available to restrain Employee or eSpeed and its Affiliates, as the case may be, and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. eSpeed, its Affiliates and Employee will be entitled to seek such relief, without the posting of any bond or other security, in court pursuant to Section 7502(c) of the New York Civil Practice Law and Rules, or any successor provision thereto. Nothing herein shall be construed as prohibiting eSpeed or any Affiliate or Employee from pursuing any other remedies available at law or in equity for such breach or threatened breach in any dispute submitted to arbitration under Section 8 hereof.

Section 8.    Arbitration.

Subject to the provisions of Section 7, any disputes, differences or controversies arising under this Agreement shall be settled and finally determined by arbitration before three arbitrators in New York, New York, according to the rules of the American Arbitration Association now in force and hereafter adopted and the laws of the state of New York then in effect. The arbitrators shall make their award in accordance with and based upon all provisions of this Agreement and judgment upon any award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. However, it is understood and agreed that the arbitrators are not authorized or entitled to include as part of any award rendered by them, special, exemplary or punitive damages or amounts in the nature of special, exemplary or punitive damages regardless of the nature or form of the claim or grievance that has been submitted to arbitration.

It is expressly agreed that arbitration as provided herein shall be the exclusive means for determination of all matters arising in connection with this Agreement and neither party hereto shall institute any action or proceeding in any court of law or equity other than: (a) to request enforcement of the arbitrators award hereunder; or (b) by eSpeed or Employee to bring an action or proceeding seeking injunctive relief from a court of competent jurisdiction as set forth in paragraph 7. The foregoing sentence shall be a bona fide defense to any action or proceeding instituted contrary to this Agreement.

Section 9.    Expense Reimbursement.

Employee shall be entitled to be reimbursed by eSpeed for all reasonable expenses and disbursements incurred by him in the course of the performance of his duties hereunder, including expenses for travel and entertainment, in accordance with eSpeed policies and practices for Executive Vice Presidents, upon submission of supporting documentation (it being understood and agreed that Employee will be treated no less favorably than any other executive officer of eSpeed).

Section 10.	Entire Agreement; Enforceability; Partial Invalidity, Attorneys' Fees.

This Agreement and the Option Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements between the parties including the non-disclosure agreement dated April 19, 2004, and no modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the parties hereto.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In the event that a court of competent jurisdiction shall determine that any covenant set forth in this Agreement is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited.

Employee and eSpeed agree that if Employee brings an action, claim or proceeding against eSpeed, any Affiliate, or any partner, stockholder, officer, director or employee of any of them (each a "Party"), or if any Party brings an action, claim or proceeding against Employee, that relates to or implicates this Agreement, whether as to its validity, efficacy or otherwise, the non-prevailing party shall pay the reasonable attorney's fees of the prevailing party.

Section 11.    Miscellaneous.

This Agreement:

(a)    shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. No waiver or modification shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Agreement;

(b)    may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void); however, it may be assigned without recourse, in whole or in part by eSpeed to any creditworthy Affiliate or to any substantially equivalent, creditworthy successor in interest of eSpeed or any Affiliate by merger, consolidation, reorganization or otherwise, and may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Employee hereby waives personal service of process, and irrevocably submits to service of process by mail; and

(c)    shall be effective only when executed both by eSpeed and Employee and upon such shall be binding and enforceable; the Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by Employee, and at such time, the Agreement is capable of acceptance by signature by an official at eSpeed; and

(d)    may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

Section 12.    Notices.

All notices pursuant to this Agreement shall be in writing, shall either be delivered by hand or mailed by certified or registered mail, return receipt requested, postage prepaid to the address set forth above or to such other address as may be designated for such purpose in written notice and shall be effective upon receipt when delivered by hand or on the third business day after the day on which mailed. Any notice to eSpeed hereunder will similarly be sent to:

Stephen Merkel, Esq.
Executive Vice President and
General Counsel
ESpeed, Inc.
135 East 57th Street
New York, New York 10022
(212) 829-4829

Any notice to Employee hereunder will similarly be sent to:

Kenneth A. Lefkowitz, Esq.
Hughes Hubbard & Reed LLP
1 Battery Park Plaza
New York, New York 10004
(212) 422-4726

Section 13.    No Conflicts.

Employee represents and warrants that Employee is not in default under, or in breach of, any agreement requiring Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or agreements not to compete or interfere with any prior employer including, but not limited to, any employment agreement; and neither the execution and delivery of this agreement nor the performance by Employee of Employee's obligations hereunder will conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which Employee is a party or to which Employee may be subject.

eSpeed represents and warrants to Employee that this Agreement has been duly authorized by the Compensation Committee of the Board of Directors of eSpeed.

Section 14.    Legal Fee Reimbursement.

eSpeed shall reimburse Employee for up to $15,000 of reasonable legal fees and expenses incurred by him in connection with the negotiation of this Agreement and related matters after receipt by eSpeed of an invoice with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS	eSPEED, INC.

______________________________ Name:	By: /S/ Howard Lutnick Name: Howard W. Lutnick Name: Title: Chairman, CEO

WITNESS

______________________________	/S/ Paul Saltzman Paul Saltzman
Name: